Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-224464) and related Prospectus of Becton, Dickinson and Company and to the incorporation by reference therein of our reports dated November 21, 2018, with respect to the consolidated financial statements of Becton, Dickinson and Company, and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in its Annual Report (Form 10-K) for the year ended September 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 17, 2019